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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LTC Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2009

        The 2009 Annual Meeting of Stockholders of LTC Properties, Inc. will be held on Friday, May 15, 2009 at 10:00 a.m., local time, at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362 to conduct the following items of business:

  (1)
  To elect five directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors;

  (2)
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009; and

  (3)
  To transact such other business as may properly come before the meeting.

        Only stockholders whose names appear of record on our books at the close of business on April 2, 2009 are entitled to notice of, and to vote at, such 2009 Annual Meeting or any adjournments of such 2009 Annual Meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER Senior Vice President, Chief Financial Officer and Corporate Secretary

Westlake Village, California
April 9, 2009

IMPORTANT:	Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed stamped envelope.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 15, 2009—the Proxy Statement and the Annual Report are available at www.LTCProperties.com.

LTC PROPERTIES, INC.

 PROXY STATEMENT

Solicitation

        This proxy statement is furnished to the stockholders of LTC Properties, Inc., a Maryland corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2009 Annual Meeting of Stockholders to be held on Friday, May 15, 2009 at 10:00 a.m., local time, at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362 and at any and all adjournments of our 2009 Annual Meeting. The approximate date on which this proxy statement and the form of proxy is first being sent to our stockholders is April 9, 2009.

        The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone, by facsimile or electronically. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Georgeson Shareholder, Inc. for a fee of $7,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

        We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our Annual Report and/or our Form 10-K (without appendices) for the year ended December 31, 2008 filed with the Securities and Exchange Commission. Such requests should be directed to our corporate secretary, at 31365 Oak Crest Drive, Suite 200, Westlake Village, CA 91361. Also, our Annual Report and/or Form 10-K is available on our website at www.LTCProperties.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Voting Rights

        On April 2, 2009, the record date for the determination of stockholders entitled to notice of, and to vote at, our 2009 Annual Meeting, we had 23,174,733 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the 2009 Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the 2009 Annual Meeting.

Voting of Proxies

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors' recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

  •
  For election of the nominated slate of directors; and

  •
  For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009.

        Our management and Board of Directors know of no matters to be brought before the 2009 Annual Meeting other than as set forth herein.

 Revocability of Proxy

        The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Corporate Secretary that the proxy is revoked, by delivering to us a later-dated proxy executed by the person executing the prior proxy, or by attending the 2009 Annual Meeting and voting in person.

        ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics

        LTC Properties, Inc. (or LTC) is committed to having sound corporate governance principles. To that end, we have adopted a Code of Business Conduct, Ethics and Corporate Governance applicable to our principal executive officer, principal financial officer, controller and other officers and employees. Our Code of Business Conduct, Ethics and Corporate Governance is available on our website (www.LTCproperties.com) or a printed version is available by request. If we amend or waive the Code of Business Conduct, Ethics and Corporate Governance with respect to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will post the amendment or waiver on our website.

Board Structure and Committee Composition

        As of the date of this proxy statement, our Board of Directors (or Board) has five directors and the following three committees: (1) Audit; (2) Compensation; and (3) Nominating and Corporate Governance. On February 19, 2009, the Board nominated five incumbent directors for election at the Annual Meeting on May 15, 2009. Those nominated were Messrs. Dimitriadis, Hendrickson, King, Triche and Ms. Simpson. The function of each of the committees and the membership of the committees currently and during the last year are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website (www.LTCproperties.com) or a printed version is available by request. During fiscal 2008, the Board held nine meetings. Each Board member attended 100% of Board and Committee meetings in 2008. Our policy is to schedule our annual meeting of stockholders after consulting with each director regarding their availability to help ensure their ability to attend. All Board members at that time attended our 2008 Annual Meeting of Stockholders.

        The following table reflects the current composition of each committee:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Andre C. Dimitriadis
Boyd W. Hendrickson	*		•
Edmund C. King	•	*	*
Wendy L. Simpson
Timothy J. Triche, MD	*	•	*

*
Member

•
Chairman

Audit Committee

        The Audit Committee has direct oversight of all compliance related to financial matters, SEC reporting and auditing. The "Report of the Audit Committee of the Board of Directors" is contained herein on page 27. The charter of the Audit Committee is available on our website (www.LTCproperties.com) or a printed version is available by request. The Audit Committee met seven times during 2008.

        All members of the Audit Committee are independent within the meaning of the SEC's regulations, the listing standards of the New York Stock Exchange (or NYSE). The Board has determined that Mr. King, the current chair of the Committee, is qualified as an "audit committee financial expert" as defined by SEC rules and that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee

        The Compensation Committee is responsible for establishing and governing our compensation and benefit practices. The Compensation Committee establishes our general compensation policies, reviews and approves compensation of our executive officers and oversees all of our employee benefit plans. The Compensation Committee's charter is available on our website (www.LTCproperties.com) or a printed version is available by request. In 2008, the Compensation Committee met four times. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the 2009 Annual Meeting of Stockholders or to fill Board vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of our Code of Business Conduct, Ethics and Corporate Governance; and (iv) reviewing on a regular basis our overall corporate governance policies and procedures and recommending improvements when necessary. Specifically, the Committee's key responsibilities are detailed in Section IV of the Nominating and Corporate Governance Committee Charter which is available on our website (www.LTCproperties.com) or a printed version is available by request.

        The Nominating and Corporate Governance Committee met two times in fiscal 2008. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE.

Independent Directors Meetings

        Meetings of independent directors are held at regularly scheduled Board meetings throughout the year. Each committee chairman presides over the Independent Director Meetings on a rotating basis.

Communications with the Board

        Stockholders and all other parties interested in contacting members of the Board or its committees may send written correspondence to the Audit Committee Chairman of LTC Properties, Inc. at 31365 Oak Crest Drive, Suite 200, Westlake Village, California 91361. All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to our company.

Consideration of Director Nominees

        The Board is responsible for the selection of candidates for the nomination or appointment of all Board members. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends candidates for election to our Board and considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from Nominating and Corporate Governance Committee members, directors and members of management. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our Bylaws relating to stockholder nominations as described immediately below. Since 2008, there have been no material changes to the procedures by which stockholders may recommend nominees. Stockholders may submit recommendations in writing addressed to the Nominating and Corporate Governance Committee, LTC Properties, Inc., 31365 Oak Crest Drive, Suite 200, Westlake Village, CA 91361.

        Stockholders may directly nominate persons for director only by complying with the procedure set forth in our Bylaws. The Bylaws require that the stockholder submit the names of such persons in writing to our Corporate Secretary not less than 60 days nor more than 150 days prior to the first anniversary of the date of the preceding year's Annual Meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee's consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder to be supporting such nominees and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

        Once a prospective nominee has been identified, by either the Nominating and Corporate Governance Committee or proposed by the stockholders, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination would include whatever information is provided with the recommendation of the prospective candidate and the Nominating and Corporate Governance Committee's own knowledge of the prospective candidate. The Nominating and Corporate Governance Committee may make inquiries of the person making the recommendation or of others regarding the qualifications of the prospective candidate. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board. The Board's policy is to encourage selection of directors who will contribute to our overall corporate goals and to the discharge of the Board's responsibility to our stockholders. As such, the Board would take into consideration the prospective candidate's ability to represent the interests of our stockholders, the prospective candidate's standards of integrity, commitment and independence of thought and judgment. The Nominating and Corporate Governance Committee may, at the request of the Board from time to time, review the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. Board members are expected to prepare for, attend and participate in meetings of the Board and the committees on which they serve; therefore, a prospective candidate must have the ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a Board member.

        The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Corporate Governance Committee will conduct interviews with prospective nominees in person or by telephone. After completing the evaluation and interviews, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

 Stock Ownership Guidelines

        We encourage our executives to hold our company's stock on a long-term basis. The following table represents the Company's stock ownership guidelines for our executive officers and independent directors:

Executive Chairman	Three times base salary
Chief Executive Officer	Three times base salary
Chief Financial Officer	Two times base salary
Vice Presidents	One times base salary
Independent Directors	One times annual fee

        The Company's stock ownership guidelines recommend that the Executive Chairman, Chief Executive Officer, Chief Financial Officer and Vice Presidents achieve the targeted level of ownership within three years from the date of hire, promotion or appointment. Also, the stock ownership guidelines recommend that the independent directors achieve the targeted level of ownership within three years from date of election. Additionally, we do not have any policies regarding the ability of executives to hedge the economic risk of ownership in our company's stock other than as outlined in our Insider Trading Policy which is contained in our Code of Business Conduct, Ethics and Corporate Governance and is available on our website as mentioned previously in the Investor Information section.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2008, all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a). SEC rules require us to disclose all known delinquent Section 16(a) filings by our officers, directors and ten percent stockholders.

PROPOSALS TO BE VOTED ON

PROPOSAL 1
ELECTION OF DIRECTORS

        Five directors will be elected at the 2009 Annual Meeting of Stockholders. Each person elected as director will hold office until the 2010 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified. Each nominee listed below is currently a director of our company. The names of the five director nominees, and certain information about them, are set forth below:

Andre C. Dimitriadis Director since 1992 Age 68	Andre C. Dimitriadis founded LTC Properties, Inc. in 1992 and was our Chairman and Chief Executive Officer from inception through March 2007. In March 2007, Mr. Dimitriadis assumed the position of Executive Chairman.
Boyd W. Hendrickson Director since 2005 Age 64
Mr. Hendrickson is Chief Executive Officer and Chairman and Member of the Board of Skilled Healthcare Group, Inc. (or SHG). Mr. Hendrickson has been the Chief Executive Officer of SHG since April 2002. SHG is located in Foothill Ranch, California and is a publicly held company with subsidiaries that own and operate skilled nursing and assisted living facilities. Previously, Mr. Hendrickson was the Chief Executive Officer of Evergreen Healthcare, LLC from January 2001 through March 2002. Mr. Hendrickson is a past Board Member of The American Federation of Hospitals, Beverly Enterprises, PharMerica and Superior Bank.
Edmund C. King Director since 1992 Age 74
Edmund C. King is the principal owner of Trouver Capital Partners, an investment banking firm located in Los Angeles, California and Provo, Utah. Mr. King has been the principal owner of Trouver Capital Partners since 1997. Previously, Mr. King was Ernst & Young LLP's Southern California senior health care partner from 1973 through September 1991. Mr. King is acting President, Chief Financial Officer and a director of Invisa, Inc. He also serves on the Board of Directors of Accentia Biopharmaceuticals, Inc., a publicly-traded biopharmaceutical company.
Wendy L. Simpson Director since 1995 Age 59
Wendy L. Simpson has been a director since 1995, Vice Chairman from April 2000 through October 2005, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and President and Chief Operating Officer from October 2005 through March 2007. In March 2007, Ms. Simpson was appointed Chief Executive Officer and President.
Timothy J. Triche, MD Director since 2000 Age 64
Timothy J. Triche, M.D. has been the Chairman of the Department of Pathology and Laboratory Medicine at Children's Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. He also serves on the Board of Directors of Novelix Pharmaceuticals, Inc., a private California-based biotechnology company and NanoValent Pharmaceuticals, Inc., a private nanotechnology company.

        Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2010 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

        If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

        The five nominees receiving the most votes (providing a quorum is present) will be elected as directors. For purposes of the vote on Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL
THE NOMINEES SET FORTH IN PROPOSAL 1.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit LTC Properties, Inc.'s consolidated financial statements for the year ended December 31, 2009. During 2008, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services. See "Independent Registered Public Accounting Firm Fees and Services" on page 26. A representative of Ernst & Young LLP is expected to be present at the 2009 Annual Meeting.

        Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Required Vote and Recommendation

        Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009 requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. For purposes of the vote on Proposal 2, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS LTC PROPERTIES, INC.'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2009

 EXECUTIVE OFFICERS

Andre C. Dimitriadis Executive Chairman	Andre C. Dimitriadis founded LTC Properties, Inc. in 1992 and was our Chairman and Chief Executive Officer from inception through March 2007. In March 2007, Mr. Dimitriadis assumed the position of Executive Chairman.
Wendy L. Simpson Chief Executive Officer and President
Wendy L. Simpson has been a director since 1995, Vice Chairman from April 2000 through October 2005, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and President and Chief Operating Officer from October 2005 through March 2007. In March 2007, Ms. Simpson was appointed Chief Executive Officer and President.
Pamela Shelley-Kessler Senior Vice President, Chief Financial Officer and Corporate Secretary
Pamela Shelley-Kessler joined the Company as Vice President and Controller in July 2000. In March 2007 she was appointed Senior Vice President and Chief Financial Officer. Prior to joining the Company Ms. Kessler was the Corporate Controller for a privately held commercial and multifamily real estate developer and the Director of Financial Reporting for a Southern California apartment REIT. Formerly she was with Ernst &Young LLP and currently holds her CPA license.
Peter Lyew Vice President and Director of Tax
Peter Lyew joined the Company in June 2000 as Director of Tax and was promoted to Vice President in December 2001. Prior to joining the Company he held tax management positions with Sun America Affordable Housing, where he specialized in real estate partnerships, and Ernst & Young Kenneth Leventhal. Formerly he was with Arthur Anderson & Company and currently holds his CPA license.
Clint Malin Vice President and Chief Investment Officer
Clint Malin joined the Company as Vice President and Chief Investment Officer in May 2004. Mr. Malin was employed by Sun Healthcare Group, Inc., ("Sun") a nationwide operator of long-term health care facilities from 1997 through 2004. During his tenure at Sun, Mr. Malin was promoted to Vice President of Corporate Real Estate.
T. Andrew Stokes Vice President, Marketing and Strategic Planning
T. Andrew Stokes joined the Company in June 2007 as Vice President, Marketing and Strategic Planning. From December 2006 to June 2007, Mr. Stokes worked for Gudvi, Sussman and Oppenheim as a certified public accountant. From January 2003 through November 2006, Mr. Stokes worked as an individual investor and consultant in real estate and health care. Prior to 2003 Mr. Stokes was Senior Vice President of Corporate Development for Nationwide Health Properties, Inc. Mr. Stokes is a Director of Southern California Presbyterian Homes and Services, a not-for-profit, charitable provider of skilled nursing, assisted living and affordable senior housing.
Caroline Wong Vice President, Controller and Treasurer
Caroline Wong joined the Company as Accounting Manager in May 2002. In May 2005 she was appointed Assistant Controller and Assistant Treasurer and in March 2007, Ms. Wong was appointed Vice President, Controller and Treasurer. Prior to joining the Company she was employed by Ernst & Young, LLP and currently holds her CPA license.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Philosophy and Objectives

        We endeavor to ensure that the compensation programs for our executive officers are effective in attracting and retaining key executives responsible for our company's success and are administered in appropriate fashion in the long-term interests of our company and our stockholders. Through the oversight of the Compensation Committee, we seek to align total compensation for executive management with our overall performance as well as the individual performance of each executive officer.

        Our executive compensation policies may be summarized as follows:

  (1)
  Our compensation programs are designed to attract, motivate and retain qualified key executives;

  (2)
  An executive's salary, bonuses and incentive compensation and other benefit programs should reflect both our company's performance as a whole and the executive's individual performance and effort; and

  (3)
  Our compensation programs should enable the executive to have a financial interest in our company that parallels the financial interests of our stockholders.

Executive Compensation Program Elements

        We seek to achieve our compensation program objectives through the following key compensation elements: base salary, annual bonus opportunity, long-term equity incentive opportunity and severance upon termination of the executive officers' employment under certain conditions or change in control of our company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives as follows:

          Base salary—attract, motivate, and retain qualified key executives. We believe the base salary should reflect job responsibilities, value to our company, individual performance/expertise and competitiveness of the market for the executive's services/salary norms for persons in comparable positions at comparable companies.

          Annual bonuses—reward company performance and individual performance and effort. We believe the annual bonus should be linked to individual performance and to our company's performance as a whole, and where practicable, should be related to variables under our management's control.

          Long-term equity incentives—align executives' financial interests with those of our stockholders. We believe that long-term compensation should motivate and reward the creation and preservation of long-term stockholder value.

          Severance—attract, motivate and retain qualified key executives. We believe that providing our executives with severance and other benefits upon termination of employment or change in control is consistent with the severance protections offered by similar companies and is an integral part of total executive compensation.

        Base salaries and severance are designed primarily to attract, motivate and retain qualified key executives. These are the elements of our executive compensation program where the value of the benefit in any given year is typically not variable. We believe that it is important to provide executives with predictable benefit amounts that reward the executive's continued service. Base salaries are paid out on a short-term basis and are intended to attract and motivate executives. Severance and other benefits are paid out on a longer-term basis such as upon termination of employment or change in control of our company and are designed to aid in retaining executives.

        Annual bonuses are designed to reward performance, both at the Company and individual level. Annual bonuses are paid out on a short-term basis and are designed to reward performance for that period.

        Long-term equity incentives are intended to align executives' and stockholders' interests. Long-term equity incentives are typically earned and paid out on a longer-term basis and are designed to reward performance over one or more years.

Competitive Considerations

        In determining the level and composition of compensation for the executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the Compensation Committee considers funds from operations per share as an important measure of our performance, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors discussed above in establishing executive compensation. In determining the appropriate levels of compensation to be paid to executive officers, we do not generally factor in amounts realized from prior compensation.

        While we review the compensation data for our peer group companies in determining the reasonableness of our executive officers compensation, we do not set compensation levels by reference to any certain percentile or benchmark within our peer group companies. Consistent with our compensation philosophies described above, our goal is to provide each executive officer with a current compensation package that is market-derived and market-driven in light of the compensation paid to comparable executives at our peer group companies.

Compensation Committee

        The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee is also responsible for the administration of our Equity Participation Plans. During 2008, we adopted the 2008 Equity Participation Plan which replaces the 1998 Equity Participation Plan, the 2004 Stock Option Plan and the 2004 Restricted Stock Plan. The 1992 Stock Option Plan is no longer effective. All shares under the 1992 Stock Option Plan have vested, been exercised, and been issued. The Compensation Committee is authorized to determine the options and restricted common stock awards to be granted under such plans and the terms and provisions of such options and restricted common stock awards. The Compensation Committee determines the base salary, annual bonus and long-term equity incentives of our Chief Executive Officer. Wendy L. Simpson, our Chief Executive Officer and President, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for all of our other officers. None of the other executive officers had any role in determining or recommending the form or amount of the compensation of the other executive officers.

 Executive Compensation Practices

Base Salaries

        Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. We typically pay base salaries in cash at regular intervals throughout the year. The Compensation Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of our executive officers as well as at levels competitive to amounts paid to executive officers of other real estate investment trusts. In determining an individual executive's actual base salary, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to our success. In 2008, the Compensation Committee provided for a cost of living increase to six executive officers' salaries by 4% or an annual aggregate total of $46,000. The Compensation Committee based its decision to increase the executive officer's salaries in light of the responsibilities and duties of the executive officers as well as amounts paid to executive officers of other real estate investment trusts and the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent.

        Our executive officers each have an employment agreement (see "Description of Employment Agreements" below) granting them the contractual right to receive a fixed base salary as disclosed in the "Summary Compensation Table" below.

Annual Bonuses

        Bonuses are awarded based on our overall performance and individual performance of each executive officer. We typically pay annual cash bonuses, however, bonuses may be awarded in other forms, such as stock awards, in lieu of cash payments. Bonus amounts awarded may vary from year to year and are typically paid, or awarded, at the end of the period for which performance is being rewarded. Annual bonuses for executive officers are awarded by the Compensation Committee. The Compensation Committee seeks to ensure that bonuses are established at levels considered appropriate in light of responsibilities and duties of our executive officers as well as at levels competitive to amounts paid to executive officers of other real estate investment trusts. In determining an individual executive's annual bonus, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to our success. None of our executive officers have a contractual right to receive a fixed actual or target bonus for any given year. However, Ms. Simpson's employment agreement provides for an annual target bonus equal to 100% of her base salary awarded at the sole discretion of the Board of Directors.

        The following table shows the aggregate 2008 bonuses awarded to our Named Executive Officers for services provided in 2008, which amounts are reflected in the "Summary Compensation Table" below. Bonuses awarded for 2008 performance were paid in 2009.

	Discretionary Bonus Value
Named Executive Officer	Cash		Restricted Shares Value(1)	Total Discretionary Bonus Value
Wendy Simpson	$	—(2)	$416,000	$416,000
Pamela Shelley-Kessler		75,000	96,000	171,000
Clint Malin		75,000	63,000	138,000
T. Andrew Stokes		70,000	56,000	126,000

    (1)
    The number of shares of restricted common stock awarded to each Named Executive Officer was determined on the grant date, February 27, 2009, based upon the closing price of our common stock on the NYSE on that date. These shares vest ratably over a three-year period.

    (2)
    Ms. Simpson requested to receive one hundred percent of her 2008 bonus in restricted common stock and was awarded 24,385 shares of restricted common stock on February 27, 2009. These shares vest ratably over a three-year period.

        In determining the total bonus amount, the Compensation Committee evaluates the performance of our company for the year compared to other real estate investment trusts and the overall market. Cash bonuses were lower in 2008 than 2007, however, as part of the 2008 bonus package, restricted common stock that vests ratably over a three-year period was awarded in 2009. Accomplishments during 2008 included renewing our unsecured line of credit to a three year, unsecured $80 million line at 150 basis points over LIBOR, further reducing the Company's leverage from $52.3 million to $36.8 million and successfully transitioning from a troubled operator to a stable well respected operator, $32.4 million of gross investments in assisted living properties. There are no specific performance targets or measurements for our company. Overall company performance is evaluated relative to stockholder value and return over the year, revenue growth, new investment levels relative to market constraints and external factors outside the control of our company. In determining the individual bonus amounts the Compensation Committee considered the responsibilities and duties of our executive officers, the executive officers total compensation package including raises and equity awards, competitive amounts paid to executive officers at other real estate investment trusts, and the executive's performance and contributions to our success. There are no specific performance targets or measurements for our executive officers.

Long-Term Equity Incentives

        Long-term incentives are designed to align the executives' financial interests with those of our stockholders. Therefore, our long-term incentive compensation for our executive officers has historically taken the form of a mix of restricted common stock and stock option awards. The Compensation Committee does not have a formula for determining the mix of restricted common stock and/or stock options awarded. Awards are made on an individual basis and are not granted at any pre-determined time during the year. Restricted common stock and stock option awards typically vest ratably over a three to five-year period and are generally subject to the individual executive officer's continued employment. The level of long-term incentive compensation is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to each individual executive officer. The relevant weight given to each of these factors varies from individual to individual. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. We do not have an exact formula for allocating between cash and non-cash compensation. Nor do we have a policy for allocating between long-term and currently paid out compensation.

        The grant date of an equity award is typically the date the Compensation Committee approves the equity award, if approved at a meeting, or the date the last signature is obtained if approved by unanimous written consent. The grant date may also be a future date from the date of approval as specified by the board resolution. In no instances has the grant date been retroactive or prior to the date the Compensation Committee approved the equity award. For long-term incentive awards in the form of stock options, the exercise price is the closing price of our company's stock as reported by the NYSE on the grant date. The Compensation Committee has not and does not time the granting of equity awards with any favorable or unfavorable news released by us.

        During 2008, we adopted the 2008 Equity Participation Plan (or the 2008 Plan) which replaces The 1998 Equity Participation Plan (or the 1998 Plan), The 2004 Stock Option Plan and The 2004 Restricted Stock Plan. Under the 2008 Plan, awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted common stock, deferred stock and dividend equivalents. We reserved 600,000 shares of common stock for issuance under this plan. Subsequent to the restricted common stock award discussed below, there are 563,012 shares of common stock reserved for issuance under The 2008 Plan. The 2008 plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plan. Incentive stock options, stock appreciation rights, restricted common stock, deferred stock and dividend equivalents may only be awarded to officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate senior management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted common stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, employees, consultants and other key persons who provide services to us. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of the executive officers.

        The following table shows the aggregate long-term equity incentives awarded to our Named Executive Officers in 2009, which was part of the bonuses awarded in 2009 but related to services provided in 2008.

Named Executive Officer	Restricted Shares Value(1)	Number of Restricted Shares
Wendy Simpson	$416,000	24,385
Pamela Shelley-Kessler	96,000	5,627
Clint Malin	63,000	3,693
T. Andrew Stokes	56,000	3,283

    (1)
    The number of shares of restricted common stock awarded to each Named Executive Officer was determined on the grant date, February 27, 2009, based upon the closing price of our common stock on the NYSE on that date. These shares vest ratably over a three-year period.

Severance and Other Benefits Upon Termination of Employment or Change in Control

        As discussed in greater detail in the section "Employment Agreements" below, we have provided our executive officers with severance and other benefits upon termination of employment or a change in control of our company. We believe that we need to provide our executive officers with severance protections that are competitive with severance protections offered by companies similar to ours. We believe the severance protections we have provided our executive officers are consistent with our compensation objective to attract, motivate and retain qualified key executives.

        We believe that severance should be payable to our executive officers if their employment is terminated for any reason, except for a termination for cause or a voluntary resignation. The amount of cash severance we will pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to help them avoid financial hardship during the period of time when the executive officer is likely to be unemployed and seeking new employment. If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, then we will pay the officer a lump sum severance payment equal to the following:

Executive Chairman	Four times base salary
Chief Executive Officer	Four times base salary
Chief Financial Officer	One times base salary
Vice Presidents	One times base salary

        Additionally, medical and dental insurance coverage will be extended for up to 18 months at our expense to the executive officer. We have agreed to provide Ms. Simpson and her spouse with health insurance benefits for life if Ms. Simpson's employment terminates for any reason except for a termination for cause or a voluntary resignation without good reason. We may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.

        We believe that severance should be payable to our executive officers upon a change of control because a change of control transaction creates uncertainty regarding the continued employment of the executive officers. The amount of cash severance we will pay and other severance benefits we extend to our executive officers upon a change of control is intended to encourage the executive officers to remain employed by us during an important time when their prospects for continued employment following the change of control transaction are often uncertain. Upon a change in control of our company whether or not the officer's employment is terminated, we will pay the officer a severance payment in cash equal to the following:

Executive Chairman	$5,000,000
Chief Executive Officer	$3,000,000
Chief Financial Officer	Two times base salary
Vice Presidents	Two times base salary

        Further, upon a change of control all stock options and/or restricted common stock automatically vest. We have agreed to provide Ms. Simpson and her spouse with health insurance benefits for life upon change of control of our company whether or not Ms. Simpson's employment is terminated. We may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. The Compensation Committee believes that a change of control typically results in a constructive termination of the executive officers and therefore designed severance protection effective upon a change of control, rather than actual termination in the event of a change of control of our company.

        If any payment or benefit received by Mr. Dimitriadis or Ms. Simpson from us subjects them to excise taxes under the "golden parachute" rules on payments and benefits, then they will be entitled to receive an additional amount (a "gross-up payment" to make the officer whole for these excise taxes and for all taxes on the gross-up payment). We have agreed to provide Mr. Dimitriadis with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. The Compensation Committee believes that there are several situations that could result in continuing health care coverage not being available to these executives as a result of an action taken by us or a transaction involving our company. The provision of continuing health insurance benefits was included in the evaluation of the overall compensation package we have provided to our top two executive officers. The buyout clause was designed to limit our exposure to increasing health insurance costs.

        Notwithstanding the foregoing, we will have no liability if an executive officer's employment is terminated for cause or by voluntary resignation without a good reason.

401(k) Savings Plan

        We have a 401(k) Savings Plan which is a defined contribution plan covering all of our employees. Each year participants may contribute up to 15% of pre-tax annual compensation. In 2008 the contributions may not exceed $15,500, or $20,500 if the employee is 50 years or older. We will match up to 3% of salaries for our vice presidents and contribute 3% of the individual's salary for staff that open an account. We will not contribute any amount, nor match contributions for our executive officers at the senior vice president level and higher.

Benefits

        With limited exceptions, the Compensation Committee's policy is to provide benefits to executive officers that are substantially the same as those offered to other officers of our company at or above the level of vice president. Except for the lifetime health insurance benefits described above and the supplemental medical insurance discussed below, the employee benefits programs in which our executive officers participate (which provide benefits such as medical, dental and vision benefits coverage, life insurance protection, and 401(k) savings plan) are generally the same programs offered to all of our full-time employees. Our officers at the level of vice president and above are eligible to participate in a supplemental medical insurance program which provides participants with reimbursements for eligible out-of-pocket medical expenses such as primary insurance co-payments, deductibles, and certain elective medical procedures not covered by the employee's primary insurance policy. Amounts reimbursed to our executive officers during 2008 are included in the "Summary Compensation Table" below. We have agreed to provide Ms. Simpson and her spouse and Mr. Dimitriadis with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Ms. Simpson and Mr. Dimitriadis a one-time cash payment of $250,000 each in lieu of continuing health insurance benefits. The Compensation Committee believes that there are several situations that could result in continuing health care coverage not being available to these executives as a result of an action taken by us or a transaction involving our company. The provision of continuing health insurance benefits was included in the evaluation of the overall compensation package we have provided to our top two executive officers. The buyout clause was designed to limit our exposure to increasing health insurance costs.

Tax and Accounting Considerations

Policy with Respect to Section 162(m)

        Section 162(m) of the Code denies deduction for Federal income tax purposes for certain compensation in excess of $1,000,000 paid to certain executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Compensation Committee will continue to review the effects of its compensation programs with regard to Code Section 162(m). We will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based, and consistent with our overall compensation objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

        Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

SUMMARY COMPENSATION TABLE

        This table presents information regarding compensation of our Named Executive Officers for services provided in 2008, 2007 and 2006.

Name and Principal Position	Year	Salary		Bonus(1)			Stock Awards(2)		Options Awards(2)		All other Compensation(3)	Total
Andre C. Dimitriadis Executive Chairman	2008 2007 2006	$240,000 266,667 400,000	(5)	$	— — 375,000		$	— 1,113,282 482,081	$	— — —	$18,204 207 2,209	$258,204 1,380,156 1,259,290
Wendy L. Simpson Chief Executive Officer and President	2008 2007 2006	408,012 391,667 350,000	(5)		— 130,000 375,000	(7) (6) (6)		523,300 470,773 208,136		— 1,440 5,760	6,054 500 586	937,366 994,380 939,482
Pamela Shelley-Kessler Senior Vice President, Chief Financial Officer and Corporate Secretary	2008 2007 2006	193,800 185,833 162,917	(5)		75,000 90,000 115,000	(8) (6) (6)		106,005 76,400 28,065		20,400 11,900 2,190	5,026 3,084 7,019	400,231 367,217 315,191
Clint B. Malin Vice President and Chief Investment Officer	2008 2007 2006	163,200 160,000 155,833			75,000 90,000 125,000	(8) (6) (6)		106,005 72,659 25,975		20,400 26,950 25,800	7,188 7,976 5,594	371,793 357,585 338,202
T. Andrew Stokes Vice President, Marketing and Strategic Planning	2008 2007 2006	163,200 90,360 —	(4)		70,000 55,000 —	(8)		93,876 54,761 —		21,800 12,717 —	15,571 2,768 —	364,447 215,606 —

(1)
The executive officers' bonus awarded for 2008, 2007 and 2006 performance was paid in 2009, 2008 and 2007, respectively.

(2)
The dollar amounts shown reflects compensation expense calculated in accordance with SFAS 123(R) "Share-Based Payment" which requires all share-based payments to employees, including grants of employee stock options and restricted common stock, to be recognized in the income statement based on their fair values measured at the grant date and amortized over the vesting period. We use the Black-Scholes-Merton formula to estimate the value of stock options granted to employees. The model requires management to make certain estimates including stock volatility, discount rate and termination discount factor. As a result, the value shown may not reflect the amount ultimately realized by the Named Executive Officers.

(3)
Represents our match of up to 3% of the individual's salary under our 401(k) savings plan and executive health insurance benefits.

Named Executive Officer		401(k) Matching		Supplemental Insurance Plan	Total All Other Compensation
Andre C. Dimitriadis	2008 2007 2006	$	— — —	$18,204 207 2,209	$18,204 207 2,209
Wendy L. Simpson	2008 2007 2006		— — —	6,054 500 586	6,054 500 586
Pamela Shelley-Kessler	2008 2007 2006		— 825 4,888	5,026 2,259 2,131	5,026 3,084 7,019
Clint B. Malin	2008 2007 2006		4,896 4,800 4,675	2,292 3,176 919	7,188 7,976 5,594
T. Andrew Stokes	2008 2007 2006		4,896 2,711 —	10,675 57 —	15,571 2,768 —
(4)
Mr. Stokes' employment commenced on June 8, 2007.

(5)
Effective March 1, 2007, Mr. Dimitriadis assumed the role of Executive Chairman, Ms. Simpson was promoted to Chief Executive Officer and President, and Ms. Shelley-Kessler was promoted to Senior Vice President, Chief Financial Officer and Corporate Secretary. Previously, Mr. Dimitriadis was Chief Executive Officer, Ms. Simpson was President, Chief Financial Officer, Chief Operating Officer and Treasurer and Ms. Shelley-Kessler was Vice President, Controller and Corporate Secretary.

(6)
Bonuses in 2007 were generally lower than in 2006, reflecting the lower level of new investments in 2007 as compared to 2006. Additionally, bonuses in 2006 included a special mid-year bonus related to the sale of four assisted living properties in which we recognized a $32.6 million gain on sale as discussed in Item 8. FINANCIAL STATEMENTS—Note 6. Real Estate Investments.

(7)
Ms. Simpson requested to receive one hundred percent of her 2008 bonus in restricted common stock and was awarded 24,385 shares of restricted common stock on February 27, 2009. These shares vest ratably over a three-year period.

(8)
Amount represents cash bonuses paid in 2009 but related to services provided in 2008. Additionally, Named Executive Officers received the following restricted common stock awards on February 27, 2009. This award relates to services provided in 2008 and vests ratably over a three-year period.

Named Executive Officer	Restricted Shares Value	Number of Restricted Shares
Wendy Simpson	$416,000	24,385
Pamela Shelley-Kessler	96,000	5,627
Clint Malin	63,000	3,693
T. Andrew Stokes	56,000	3,283

 Description of Employment Agreements

        The following table provides details regarding the employment agreements for our Named Executive Officers during the year ended December 31, 2008:

Named Executive Officer	Agreement Date	Agreement Term	Salary(1)	Change of Control Severance	Termination Severance
Andre C. Dimitriadis(2)	7/1/07	4-year evergreen	$240,000	$5,000,000	Four times base salary
Wendy L. Simpson(3)	12/4/07	3-year evergreen	416,000	$3,000,000	Four times base salary
Pamela Shelley-Kessler	12/4/07	1-year evergreen	197,600	Two times base salary	One times base salary
Clint B. Malin	12/4/07	1-year evergreen	166,400	Two times base salary	One times base salary
T. Andrew Stokes	12/4/07	1-year evergreen	166,400	Two times base salary	One times base salary

(1)
In 2008, the Compensation Committee provided for a cost of living increase to our Named Executive Officers', except Mr. Dimitriadis, salaries by 4% or an annual aggregate total of $36,400 for our Named Executive Officers and an annual aggregate total of $46,000 for all executive officers.

(2)
Mr. Dimitriadis' employment agreement provides Mr. Dimitriadis with health insurance benefits for life and his two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. See "Severance and Other Benefits Upon Termination of Employment or Change in Control" above for further discussion.

(3)
Ms. Simpson's employment agreement provides Ms. Simpson and her spouse with health insurance benefits for life if Ms. Simpson's employment with us is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, or upon a change in control of our company whether or not Ms. Simpson's employment is terminated. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. See "Severance and Other Benefits Upon Termination of Employment or Change in Control" above for further discussion.

        The employment agreements provide that the base salaries may be increased at the discretion of our Board of Directors. Any increase in base salary will automatically amend each executive's respective employment agreement to provide that thereafter the executive's annual base salary will not be less than the increased base salary approved by our Board of Directors. During the term of his employment by us, each officer will devote the time necessary to provide the services reasonably required by our Board of Directors and will not, without the express approval of our Board of Directors, engage for his own account or for the account of any other person or entity, in a business which competes with us.

 Grants of Plan Based Awards

        No stock-based compensation awards were granted to any of our Named Executive Officers during the year ended December 31, 2008. Subsequent to December 31, 2008, the Compensation Committee awarded stock-based compensation to our Named Executive Officers, except for Mr. Dimitriadis. The stock-based compensation was awarded as part of the bonuses awarded to our Named Executive Officers, for services rendered in 2008 and vests ratably over a three-year period. The following table provides detail regarding the stock-based compensation awards granted to our Named Executive Officers.

Named Executive Officer	Restricted Shares Value(1)	Number of Restricted Shares
Wendy Simpson	$416,000	24,385
Pamela Shelley-Kessler	96,000	5,627
Clint Malin	63,000	3,693
T. Andrew Stokes	56,000	3,283

(1)
The number of shares of restricted common stock awarded to each Named Executive Officer was determined on the grant date, February 27, 2009, based upon the closing price of our common stock on the NYSE on that date. These shares vest ratably over a three-year period.

Outstanding Equity Awards at Year-End

        The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of December 31, 2008.

	Option awards							Stock awards
Named Executive Officer	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Option exercise price		Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)
Andre C. Dimitriadis	—		—			$—	—	—			$—
Wendy L. Simpson	—		—			—	—	44,747	(4)		$907,469
Pamela Shelley-Kessler	10,000	(7)	20,000	(2)		$23.79	05/15/17	8,500	(5)		$172,380
Clint B. Malin	10,000 10,000	(7) (8)	20,000 —	(2)	$ $	23.79 15.13	05/15/17 05/10/14	8,500 —	(5)	$ $	172,380 —
T. Andrew Stokes	10,000	(9)	20,000	(3)		$23.47	06/08/17	8,000	(6)		$162,240

(1)
The market value is the number of shares that have not vested multiplied by the closing price of our common stock as reported by the NYSE on December 31, 2008, the last trading day of 2008.

(2)
Vests as follows: 10,000 on May 15, 2009 and 2010

(3)
Vests as follows: 10,000 on June 8, 2009 and 2010

(4)
Vests as follows: 22,373 on March 1, 2009; 22,374 on March 1, 2010

(5)
Vests as follows: 500 on December 7, 2009; 4,000 on May 15, 2009 and 2010

(6)
Vests as follows: 4,000 on June 8, 2009 and 2010

(7)
Vested on May 15, 2008

(8)
Vested on May 10, 2007

(9)
Vested on June 8, 2008

Option Exercises and Stock Vested During 2008

        The following table shows the number and value of stock options exercised and the number of shares and value of restricted common stock that vested related to each of our Named Executive Officers during the year ended December 31, 2008.

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise(1)	Number of shares acquired on vesting	Value realized on vesting(2)
Andre C. Dimitriadis	—	$—	—	$—
Wendy L. Simpson	—	$—	22,373	$540,531
Pamela Shelley-Kessler	—	$—	4,500	$116,240
Clint B. Malin	—	$—	4,500	$116,240
T. Andrew Stokes	—	$—	4,000	$107,080

(1)
The value realized is the difference between the market price of the underlying securities at exercise, as measured by the closing price of our common stock as reported by NYSE on the date of exercise, and the exercise price times the number of shares acquired on exercise.

(2)
The value realized is the number of shares that vested multiplied by the closing price of our common stock as reported by the NYSE on the vesting date. This differs from the compensation expense disclosed in the "Summary Compensation Table" which is determined under SFAS 123(R), "Share-Based Payments."

 Potential Payments Upon Termination or Change In Control

        We have provided our executive officers with employment contracts that provide certain benefits depending on the circumstances surrounding their termination of employment with us. In addition to the benefits described below, upon termination of employment with us, the executive officer is generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary. We have calculated the amount of any potential payments as if the termination or change of control occurred on December 31, 2008 and therefore used the closing price of our common stock as reported by the NYSE on December 31, 2008, the last trading day of 2008.

Severance and Other Benefits Upon Termination of Employment

        As described above under "Description of Employment Agreements" the employment agreements we have with our executive officers provide for payments of severance and other benefits upon termination of employment. If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, then we will pay the officer a lump sum severance payment equal to four times base salary for Mr. Dimitriadis and Ms. Simpson and one times base salary for Ms. Shelley-Kessler, Messrs. Malin, and Stokes. Additionally, medical and dental insurance coverage will be extended for up to 18 months, at our expense, to the executive officer. Further, we have agreed to provide Mr. Dimitriadis, Ms. Simpson and her spouse with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis and Ms. Simpson a one-time cash payment of $250,000 each in lieu of continuing health insurance benefits. If any payment or benefit received by Mr. Dimitriadis or Ms. Simpson from us subjects them to excise taxes under the "golden parachute" rules on payments and benefits, then they will be entitled to receive an additional amount (a "gross-up payment" to make the officer whole for these excise taxes and for all taxes on the gross-up payment).

        The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their respective employment agreements had their employment with us terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason on December 31, 2008:

Name	Estimated Total Value of Cash Payments- Base Salary(1)	Estimated Total Value of Deferred Compensation Payment(2)	Estimated Total Value of Health Coverage Continuation(3)	Estimated Total Value of Equity Acceleration	Estimated Total Value of Excise Tax "Gross-Up"
Andre C. Dimitriadis	$960,000	$—	$250,000	$—	$—
Wendy L. Simpson	1,664,000	554,212	250,000	—	—
Pamela Shelley-Kessler	197,600	21,193	37,000	—	—
Clint B. Malin	166,400	—	24,000	—	—
T. Andrew Stokes	166,400	—	63,000	—	—

(1)
Represents base salaries and termination provisions in effect at December 31, 2008.

(2)
In previous years, executive officers were eligible to participate in our Amended Deferred Compensation Plan (or Deferred Plan) whereby we made contributions to the plan for each executive officer. This Deferred Plan was frozen in 2002 and no contributions have been made on behalf of any employee since 2001. All previous contributions made by us to the deferred compensation plan trust were invested in shares of our common stock and as dividends are paid on these shares, additional shares of our common stock are purchased on behalf of the participants in the Deferred Plan. As of December 31, 2008 the Deferred Plan held 27,328 and 1,045 shares of our common stock on behalf of Mses. Simpson and Shelley-Kessler, respectively. Messrs. Dimitriadis, Malin and Stokes do not hold any shares in the Deferred Plan as of December 31, 2008.

(3)
The employment agreements state that if the executive officer's employment is terminated upon a change in control of our company then the executive shall not be given the opportunity to participate in any medical or dental insurance coverage. However, if the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, medical and dental insurance coverage will be extended for up to 18 months, at our expense, to the executive officer. Estimates provided in this table are based on amounts we paid for medical and dental insurance for our Named Executive Officers in 2008. As described above under "Description of Employment Agreements," we agreed to provide Mr. Dimitriadis with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. Also as described above under "Description of Employment Agreements," we agreed to provide Ms. Simpson and her spouse with health insurance benefits for life if Ms. Simpson's employment with us is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.

Severance and Other Benefits Upon Change of Control

        As described above under "Description of Employment Agreements" the employment agreements we have with our Named Executive Officers provide for payments of severance and other benefits upon a change of control of our company. Upon a change in control of our company whether or not the

Named Executive Officer's employment is terminated, we will pay the Named Executive Officer a severance payment in cash equal to $5,000,000 for Mr. Dimitriadis, $3,000,000 for Ms. Simpson and two times base salary for Ms. Shelley-Kessler, Messrs. Malin and Stokes. If any payment or benefit received by Mr. Dimitriadis or Ms. Simpson from us subjects them to excise taxes under the "golden parachute" rules on payments and benefits, then they will be entitled to receive an additional amount (a "gross-up payment" to make the officer whole for these excise taxes and for all taxes on the gross-up payment). Further, upon a change of control all stock options and/or restricted common stock automatically vest.

        A "Change in Control" occurs if:

          (a)   Any Person or related group of Persons (other than Executive and her Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

          (b)   The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 30% or more of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control;

          (c)   The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

          (d)   A majority of the members of the Board of Directors of the Company cease to be Continuing Directors.

        The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their respective employment agreements had there been a change of control of our company on December 31, 2008 whether or not the Named Executive Officer's employment is terminated:

Name	Estimated Total Value of Cash Payments- Base Salary(1)	Estimated Total Value of Deferred Compensation Payment(2)	Estimated Total Value of Health Coverage Continuation(3)	Estimated Total Value of Equity Acceleration(4)	Estimated Total Value of Excise Tax "Gross-Up"
Andre C. Dimitriadis	$5,000,000	$—	$250,000	$—	$1,969,000
Wendy L. Simpson	3,000,000	554,212	250,000	907,469	1,190,000
Pamela Shelley-Kessler	395,200	21,193	—	172,380	—
Clint B. Malin	332,800	—	—	172,308	—
T. Andrew Stokes	332,800	—	—	162,240	—

(1)
Represents base salaries and change of control provisions in effect at December 31, 2008.

(2)
In previous years, executive officers were eligible to participate in our Amended Deferred Compensation Plan (or Deferred Plan) whereby we made contributions to the plan for each executive officer. This Deferred Plan was frozen in 2002 and no contributions have been made on behalf of any employee since 2001. All previous contributions made by us to the deferred compensation plan trust were invested in shares of our common stock and as dividends are paid on these shares, additional shares of our common stock are purchased on behalf of the participants in the Deferred Plan. As of December 31, 2008 the Deferred Plan held 27,328 and 1,045 shares of our common stock on behalf of Mses. Simpson and Shelley-Kessler, respectively. Messrs. Dimitriadis, Malin and Stokes do not hold any shares in the Deferred Plan as of December 31, 2008.

(3)
The employment agreements state that if the executive officer's employment is terminated upon a change in control of our company then the executive shall not be given the opportunity to participate in any medical or dental insurance coverage. As described above under "Description of Employment Agreements", effective March 1, 2007, we agreed to provide Mr. Dimitriadis with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis a one-time cash payment of $250,000 each in lieu of continuing health insurance benefits. Also as described above under "Description of Employment Agreements," we agreed to provide Ms. Simpson and her spouse with health insurance benefits for life upon a change in control of our company whether or not Ms. Simpson's employment is terminated. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.

(4)
For unvested restricted common stock this amount represents the closing market price as reported by the NYSE on December 31, 2008, the last trading day of 2008. No stock options were included since the exercise price was greater than the closing market price as reported by the NYSE on December 31, 2008, the last trading day of 2008.

DIRECTOR COMPENSATION

        Compensation for our Board of Directors typically consists of quarterly board fees, fees for attending meetings whether in-person or by telephone, and periodic equity awards. The following table presents information regarding the compensation we paid during 2008 to members of our independent Board of Directors. Two members of our Board of Directors are also employed by us and therefore are not entitled to receive additional compensation for their services as directors. Compensation information related to our two employee directors is included in the previous discussion and tables related to executive compensation.

Director Compensation for the Year Ended December 31, 2008

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
Boyd W. Hendrickson	$39,235	$14,988	$8,030	$1,300	$63,553
Edmund C. King	44,335	52,274	6,800	1,300	104,709
Timothy J. Triche	39,235	14,988	6,800	1,300	62,323

(1)
See "Equity Awards" below for the aggregate number of stock awards and option awards outstanding at year end. The dollar amounts shown reflects compensation expense calculated in accordance with SFAS 123(R) "Share-Based Payment" which requires all share-based payments to employees, including grants of employee stock options and restricted common stock, to be recognized in the income statement based on their fair values measured at the grant date and amortized over the vesting period. We use the Black-Scholes-Merton formula to estimate the value of stock options granted to directors. The model requires management to make certain estimates including stock volatility, discount rate and termination discount factor. As a result, the value shown may not reflect the amount ultimately realized by the directors.

(2)
One-time bonus awarded to our independent directors for 2008 performance.

Quarterly Board and Meeting Fees

        The following table represents the schedule of meeting fees and quarterly fees for each independent director in effect during 2008:

Type of Fee(1)	January to June	July to December
Quarterly Fee	$6,250	$6,500
Quarterly Audit Committee Chairman Fee	2,188	2,275
Quarterly Compensation Committee Chairman Fee	938	975
Quarterly Nominating Committee Chairman Fee	938	975
Meeting Fee(2)	1,250	1,300
Committee Meeting Fee(2)	750	780

(1)
Along with meeting fees and quarterly fees, we reimburse independent directors for travel expenses incurred in connection with their duties as our director. Travel expense reimbursements are not included in this table.

(2)
The board meeting and committee meeting fees are paid to each independent director for attendance in person or telephonically at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors did not meet. If a committee meeting is held on a day on which a meeting of the Board of Directors is held, there is no fee paid for the committee meeting.

Equity Awards

        Directors participate in our 2008 Equity Participation Plan (or the 2008 Plan) which permits the Compensation Committee to grant nonqualified stock options or restricted common shares to directors from time-to-time. In 2008, the Compensation Committee did not grant restricted common stock or stock options to our Board of Directors. The following table presents the number of outstanding and unexercised option awards and the number of unvested shares of restricted common stock held by each of our independent directors at December 31, 2008.

Name	Number of options outstanding		Number of unvested shares of restricted common stock outstanding
Boyd W. Hendrickson	25,000	(1)	917	(4)
Edmund C. King	10,000	(2)	2,867	(5)
Timothy J. Triche	15,000	(3)	917	(4)

(1)
5,000 vested on February 2, 2006, 2007 and 2008; 3,333 vested on May 15, 2008; 3,333 will vest on May 15, 2009; 3,334 will vest on May 15, 2010.

(2)
3,333 vested on May 15, 2008; 3,333 will vest on May 15, 2009; 3,334 will vest on May 15, 2010.

(3)
2,000 vested on April 23, 2006 and 3,000 vested on October 3, 2006; 3,333 vested on May 15, 2008; 3,333 will vest on May 15, 2009; 3,334 will vest on May 15, 2010.

(4)
Vests as follows: 250 on December 7, 2009; 333 on May 15, 2009; 334 on May 15, 2010.

(5)
Vests as follows: 1,950 on January 1, 2009; 250 on December 7, 2009; 333 on May 15, 2009; 334 on May 15, 2010.

        In previous years, directors were eligible to participate in our Deferred Plan whereby we made contributions of up to $10,000 for each independent director. This Deferred Plan was frozen in 2002 and no contributions have been made on behalf of any employee or Board member since 2001. All previous contributions made by us to the deferred compensation plan trust were invested in shares of our common stock and as dividends are paid on these shares, additional shares of our common stock are purchased on behalf of the participants in the Deferred Plan. As of December 31, 2008 the Deferred Plan held 15,226 and 6,042 shares of our common stock on behalf of Mr. King and Dr. Triche, respectively. Mr. Hendrickson does not hold any shares in the Deferred Plan as of December 31, 2008.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the Executive Compensation Discussion and Analysis for 2008. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Executive Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Timothy J. Triche, M.D. Edmund C. King

 Compensation Committee Interlocks and Insider Participation

        During 2008, the Compensation Committee consisted of Boyd W. Hendrickson, Edmund C. King and Timothy J. Triche, MD, all of whom are independent directors. None of the members of the Compensation Committee are, or have been, officers or employees of the Company. On September 16, 2008, Mr. Hendrickson resigned from the Compensation Committee. There are no "interlocks" (as defined by the rules of the SEC) with respect to any member of the Compensation Committee of the Board of Directors other than Mr. Hendrickson's relationship to SHG as described in Certain Relationships and Related Transactions, and Director Independence below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        This table shows information as of March 2, 2009 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on the most recent Schedule 13D or 13G filings made by such person with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, (2) each director and director nominee, (3) each Named Executive Officer identified in the Summary Compensation Table above, and (4) the current directors and executive officers as a group.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares in Class(2)
Principal Stockholders:
Deutsche Bank AG Theodor-Heuss-Allee 70 60468 Frankfurt am Main	Common Stock	2,964,137(3)		12.8%
National Health Investors, Inc. 100 Vine Street Suite 1200 Murfreesboro, TN 37130	Common Stock	2,774,800(4)		11.0%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	Common Stock	1,907,762(5)		8.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	1,670,546(6)		7.2%
Named Executive Officers:
Andre C. Dimitriadis	Common Stock	230,679		1.0%
Wendy L. Simpson	Common Stock	360,437(8)(9)		1.6%
Pamela Shelley-Kessler	Common Stock	50,086(7)(8)		*
Clint B. Malin	Common Stock	38,693(7)		*
T. Andrew Stokes	Common Stock	25,283(7)		*
+Director and Director Nominees:
Boyd W. Hendrickson	Common Stock	28,883(7)(10)		*
Edmund C. King	Common Stock	68,030(7)(8)(11)(12)		*
Timothy J. Triche, M.D.	Common Stock	37,787(7)(8)		*
All directors and executive officers as a group (10 persons)	Common Stock	852,941(7)(8)(9)(10)	(11)(12)	3.7%

*
Less than 1%

+
Does not include information concerning directors Andre C. Dimitriadis and Wendy L. Simpson, each of whom is also an executive officer, which information is provided above.

(1)
Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.

(2)
For purposes of computing the percentages, the number of shares outstanding on March 2, 2009 was 23,174,733.

(3)
Based upon information contained in a Schedule 13G/A filed with the SEC on February 11, 2009 by Deutsche Bank AG, RREEF America L.L.C. (or RREEF), Deutsche Investment Management Americas (or DIMA), DWS Investments S.A., Luxembourg (or DWS) and Deutsche Asset Management Australia Ltd. (or DAMA) with respect to the ownership of our common stock as of December 31, 2008, the Private Clients and Asset Management business group (or PCAM) of Deutsche Bank AG and its subsidiaries (including RREEF, DIMA, DSW and DAMA) and affiliates (or collectively, DBAG) beneficially own 2,964,137 shares. Of this amount, Deutsche Bank AG has sole voting power of 1,615,573 shares and sole dispositive power over 2,964,137 shares, RREEF has sole voting power of 1,125,591 shares and sole dispositive power over 2,435,455 shares, DIMA has sole voting power and sole dispositive power over 390,405 shares, DWS has sole voting power and sole dispositive power over 9,150 shares, and DAMA has sole voting power of 90,427 shares and sole dispositive power over 129,127 shares.

(4)
Based upon information contained in a Schedule 13G filed with the SEC by National Health Investors, Inc. (or NHI) on February 14, 2003 and with respect to the ownership of our common stock as of December 31, 2002, NHI directly owns 774,800 shares and has sole voting and dispositive power over these shares. Additionally, NHI owns our Series C Cumulative Convertible Preferred Stock, which has an option to convert at a price of $19.25 per share into 2,000,000 shares of common stock. For the purpose of computing this percentage, the number of shares subject to conversion is deemed to be outstanding only for the calculation of NHI's percent of class calculation.

(5)
Based upon information contained in a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, with respect to the ownership of our common stock as of December 31, 2008 , such entities together beneficially own an aggregate of 1,907,762 shares and have the sole power to vote or direct the vote of 1,501,806 shares and the sole power to dispose or direct the disposition of 1,907,762 shares.

(6)
Based upon information contained in a Schedule 13G filed with the SEC on February 13, 2009 by The Vanguard Group, Inc. (or VGI) with respect to the ownership of our common stock as of December 31, 2008, VGI beneficially owns 1,670,546 shares. VGI has the sole voting power over 31,908 shares and sole power to dispose of or to direct the disposition of 1,670,546 shares. Vanguard Fiduciary Trust Company (or VFTC), a wholly-owned subsidiary of VGI, is the beneficial owner of 31,908 shares of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(7)
Includes shares purchasable by such individual upon exercise of outstanding options that are presently exercisable or will become exercisable within 60 days of March 2, 2009 as follows: Ms. Shelley-Kessler-10,000; Mr. Malin-20,000; Mr. Stokes-10,000; Mr. Hendrickson-18,333; Mr. King-3,333 and Dr. Triche-8,333.

(8)
Includes 27,707; 1,059; 15,438; 6,125 and 1,059 shares held in the deferred compensation trust for Mses. Simpson and Kessler and Messrs. King, Triche, and Lyew, respectively, as of March 2, 2009.

(9)
Includes 27,688 shares of common stock held by spouse in an individual investment account and an individual retirement account.

(10)
Includes 550 shares of common stock held in an individual retirement account.

(11)
Includes 1,685 shares of common stock held by spouse in an individual retirement account.

(12)
21,700 of the shares beneficially owned have been pledged as security.

Securities Authorized for Issuance under Equity Compensation Plans

        Securities authorized for issuance under equity compensation plans as of December 31, 2008 is as follows:

Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	217,000	$22.62	600,000
Equity compensation plans not approved by security holders	—	—	—

Total	217,000	$22.62	600,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

        We have adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act. A related person of our company includes a director, a director nominee, an executive officer, a shareholder beneficially owning a 5% voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of our Board of Directors.

        In determining whether to approve or ratify a related person transaction, our Board of Directors will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) any other factors exist that our Board deems relevant.

Transactions with Related Persons

        Since the beginning of 2007 and including any currently proposed, the only transactions within the scope of Item 404 of Regulation S-K involved Boyd W. Hendrickson, one of our independent directors. His interest in these transactions arises indirectly and as a result of serving as Chief Executive Officer of SHG.

        In December 2005, we purchased, on the open market, $10,000,000 face value of SHG Senior Subordinate Notes with a face rate of 11.0% and an effective yield of 11.1%. Our Board of Directors, with Mr. Hendrickson abstaining, ratified the purchase of SHG Senior Subordinated Notes. As a result of early redemptions by SHG in 2007, at December 31, 2008, we had a remaining investment in $6,500,000 face value of SHG Senior Subordinated Notes. During 2008, we recognized $728,000 of interest income related to the SHG Senior Subordinated Notes and expect to recognize $720,000 of interest income in 2009 assuming no further redemptions by SHG. Interest on the notes is payable semi-annually in arrears and the notes mature on January 15, 2014.

        In addition, during September 2007, SHG purchased the assets of Laurel Healthcare (or Laurel). We previously, in February 2006, had entered into a 15-year master lease agreement with Laurel. One of the assets SHG purchased was Laurel's leasehold interests in the skilled nursing properties Laurel leased from us under the master lease agreement. Our Board of Directors, with Mr. Hendrickson abstaining, ratified our consent to the assignment of Laurel's master lease to SHG. The economic terms of the master lease agreement did not change as a result of our assignment of the master lease to SHG. During 2008, SHG paid us $3,917,000 in rent and is expected to pay approximately $4,058,000 in rent to us during 2009. During 2008, we recorded $535,000 of straight-line rental income from SHG and expect to record $443,000 of straight-line rental income from SHG in 2009. At December 31, 2008, the straight-line rent receivable from SHG was $2,037,000.

        Also, we have committed to provide SHG with $800,000 to invest in capital improvements on five skilled nursing properties they lease from us under the master lease described above. The commitment includes interest compounded at 10% on each advance made from the disbursement date until the final distribution of the commitment. Upon final distribution of the capital allowance, minimum rent shall increase by the total commitment multiplied by 10%. During 2008, we funded $674,000 under this commitment. The capital improvements on this commitment have been completed and the commitment has expired.

Director Independence

        To assist us in determining director independence and other governance matters, we have adopted "Corporate Governance Policies," a copy of which is available on our website at www.LTCProperties.com. The provisions of our Corporate Governance Policies regarding director independence meet the listing standards of the NYSE. Our Corporate Governance Policies provide that:

  •
  A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company may not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

  •
  A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

  •
  A director who is, or whose immediate family member is, a current partner of a firm that is the Company's external auditor; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time may not be deemed independent.

  •
  A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the time serves or served on that company's compensation committee may not be deemed independent.

  •
  A director who is a current employee or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, may not be deemed independent.

        For purposes of these guidelines, the terms:

  •
  "affiliate" means any consolidated subsidiary of the Company and any other company or entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;

  •
  "executive officer" means an "officer" within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934; and

  •
  "immediate family" means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person's home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

        Pursuant to our Corporate Governance Policies on Director Independence, the Board undertook its annual review of director independence in 2008. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates, including those within the scope of "Transactions with Related Persons" above. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

        The Board has affirmatively determined that each of the current directors standing is independent within the meaning of our director independence standards, which reflect the NYSE director independence standards, except for Mr. Dimitriadis and Ms. Simpson. Mr. Dimitriadis and Ms. Simpson are considered inside directors because of their employment as senior executives of our company. In determining that each of the other directors is independent, the Board considered that our company owns Senior Subordinated Notes issued by Skilled Healthcare Group, Inc., a company at which Boyd W. Hendrickson, one of our independent directors, serves as the chief executive officer. During 2007 Skilled Healthcare Group, Inc. (or SHG) purchased the assets of one of our operators and now operates skilled nursing properties under a master lease with us. The payments received from SHG did not exceed either $1 million or 2% of SHG's consolidated gross revenues. Mr. Hendrickson does not have a direct material interest in these transactions and his only interest arises solely from his position as Chief Executive Officer of SHG. The Board determined that this relationship did not impair Mr. Hendrickson's independence.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

        Ernst & Young LLP audited our financial statements during year ended December 31, 2008 and have been our auditors since our organization in May 1992. Their fees for the last two fiscal years were:

	2008	2007
Audit Fees	$428,800	$378,600
Audit-Related Fees	1,995	1,500
Tax Fees	46,000	50,600
All Other Fees	—	—

Audit Fees

        For 2008 and 2007, these fees represent aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting and the review of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

        These fees represent aggregate fees billed for professional services rendered regarding various technical issues in 2008 and 2007. These services are reasonably related to the performance of the audit of our annual financial statements for 2008 and 2007.

Tax Fees

        These fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters during 2008 and 2007.

        All audit, audit related and tax services were pre-approved by the Audit Committee. On an annual basis the Audit Committee pre-approves specifically described audit, audit-related and tax services to be performed by Ernst & Young LLP. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services to be performed by Ernst & Young LLP, provided that the Chair shall report any decision to pre-approve such non-audit services to the full Audit Committee at its next regular meeting.

        In accordance with Section III, Item 6 of the Audit Committee Charter, the Audit Committee reviewed the effectiveness of Ernst & Young LLP's audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee Report of LTC Properties, Inc. (or company) shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Audit Committee of the Board of Directors is comprised of three independent directors as determined by the Board within the meaning of the New York Stock Exchange listing standards and operates under a written charter adopted by the Board.

        The Audit Committee has direct oversight of all compliance related to financial matters, Securities and Exchange Commission reporting and auditing. Additionally, it is the Audit Committee's duty to review annually the Audit Committee Charter and recommend any changes to the Board.

        The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of the company's financial statements, the company's financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of executive management of the company to prepare financial statements in accordance with generally accepted accounting principles and of the company's independent registered public accounting firm to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate and retain, approve significant non-audit services, confirm the independence of the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm. Additionally, the Audit Committee determines the extent of funding that the company must provide to it.

        Management is responsible for the company's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company's consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the company's independent registered public accounting firm. Management represented to the Audit Committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        In addition, the Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board's Ethic and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), as amended, from Ernst & Young LLP and has discussed with Ernst & Young LLP its independence from the company and its management. Further, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence.

        Further, the Audit Committee periodically meets with Ernst & Young LLP, without management present, to discuss the results of their examinations, the evaluations of the company's internal controls and the overall quality of the company's financial reporting.

        During the past year, the Audit Committee met with Ernst & Young LLP eight times in total and without management present three times.

        Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the company's 2008 Form 10-K for filing with the Securities and Exchange Commission.

                      Audit Committee

                      Edmund C. King, Chair
                      Boyd W. Hendrickson and Timothy J. Triche, M.D.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the 2010 Annual Meeting must be received by us for inclusion in our proxy statement by December 10, 2009 and otherwise comply with the regulations of the SEC governing inclusion of such proposals.

        Matters may be brought before the meeting by stockholders only if notice is delivered to our principal executive offices not less than 60 days nor more than 150 days prior to the anniversary of the 2009 Annual Meeting of Stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the 2010 Annual Meeting, (a) a brief description of the matter desired to be brought before the 2010 Annual Meeting and the reasons for bringing such matter before the 2010 Annual Meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the 2010 Annual Meeting as of the date of such stockholder notice and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the 2010 Annual Meeting as of the date of such stockholder notice.

OTHER MATTERS

        Other business may properly come before the 2009 Annual Meeting, and in that event, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Householding

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Transfer Agent, American Stock Transfer & Trust Company, at 866-708-5586.

        If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please also contact our Transfer Agent, American Stock Transfer & Trust Company, at 866-708-5586.

        Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

Directions to the Four Seasons Hotel, Two Dole Drive, Westlake Village, CA 91362

US-101 North	US-101 South
• Exit Lindero Canyon Road	• Exit Lindero Canyon Road
• Turn right onto Lindero Canyon Road	• Turn left onto Lindero Canyon Road
• Turn left onto Via Colinas	• Turn left onto Via Colinas
• Turn left onto Via Rocas	• Turn left onto Via Rocas
• Turn left onto Dole Drive; the entrance to the Hotel will be on the right	• Turn left onto Dole Drive; the entrance to the Hotel will be on the right

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER
Westlake Village, California April 9, 2009	Senior Vice President, Chief Financial Officer and Corporate Secretary

PROXY
LTC PROPERTIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS—MAY 15, 2009

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 15, 2009, each dated April 9, 2009, and revoking all prior proxies, hereby appoints: Andre C. Dimitriadis and Wendy L. Simpson, or either of them, each with the power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated below, the shares held of record by the undersigned at the annual meeting of stockholders of LTC Properties, Inc. to be held at the Four Seasons Hotel, Two Dole Drive, Westlake Village, California 91362, on Friday, May 15, 2009 at 10:00 A.M., or any adjournments or postponements thereof, as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

LTC PROPERTIES, INC.

May 15, 2009

         NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26002

         Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

         -->Please detach along perforated line and mail in the envelope provided.<--

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND
THAT YOU VOTE "FOR" ALL OF THE FOLLOWING:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

					FOR	AGAINST	ABSTAIN
1.	Election of Directors: Five directors will be elected to hold office until the 2010 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.		2.	Ratification of the Company's Independent Auditors.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Andre C. Dimitriadis	Please check here if you would like to receive future				☐
		O Boyd W. Hendrickson	documents electronically.
☐	WITHHOLD AUTHORITY	O Edmund C. King
	FOR ALL NOMINEES	O Wendy L. Simpson
		O Timothy J. Triche, M.D.	ELECTRONIC ACCESS TO FUTURE DOCUMENTS
☐	FOR ALL EXCEPT (See instructions below)		If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.
INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.
This Proxy will be voted as directed. If no contrary direction is made, this Proxy will be voted in accordance with the Directors' recommendations.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.